UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 30, 2017

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)

(617) 621-7722
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 30, 2017, Ironwood Pharmaceuticals, Inc. (“Ironwood”) and BMR-Rogers Street LLC (the “Landlord”) entered into a Twelfth Amendment to Lease (the “Amendment”).  Ironwood and the Landlord are parties to a Lease dated as of January 12, 2007, as previously amended (the “Lease”), under which Ironwood leases office and laboratory space at 301 Binney Street, Cambridge, Massachusetts (the “Facility”) from the Landlord.

The Amendment extends the term of the Lease through January 31, 2025 for the approximately 223,000 square feet of the Facility that Ironwood currently occupies and provides that the Landlord will resume possession of the approximately 93,000 square feet of additional space in the Facility that Ironwood currently subleases to a third party.  Commencing on February 1, 2018, the base rent will be $77.00 per rentable square foot per year, with a 3% annual increase thereafter, in addition to a property management fee and Ironwood’s proportionate share of certain operating costs and property taxes for the Facility.  Subject to limited conditions, the Amendment also provides Ironwood with an option to extend the term of the Lease for an additional five years at a market base rental rate and grants Ironwood ongoing rights of first offer for additional space that becomes available at the Facility subject to the rights of existing tenants.

The foregoing summary is qualified in its entirety by reference to the Amendment which Ironwood expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease and the Amendment is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Thomas Graney
Name:	Thomas Graney
Title:	Chief Financial Officer and Senior Vice President of Finance and Corporate Strategy

Date: March 30, 2017